Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Jeff Bergau jeff.bergau@arcadiabio.com +1-312-217-0419

ARCADIA BIOSCIENCES ANNOUNCES SECOND-QUARTER AND FIRST-HALF 2017

FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

-- Revenues Up, Expenses and Net Loss Down --

DAVIS, Calif. (August 10, 2017) – Arcadia Biosciences, Inc. (Nasdaq: RKDA), an agricultural technology company that creates value for farmers while benefitting the environment and enhancing human health, today released its financial and business results for the second quarter and first half of 2017.

Revenues for the quarter were up 37 percent to $991,000, compared to $721,000 for the second quarter of 2016. The increase reflects higher product sales as well as higher contract and grant revenue, primarily the result of a new agreement. Operating expenses for the second quarter were $4.7 million compared to $5.0 million for the same period in the prior year.

The company’s net loss and net loss attributable to common stockholders in the second quarter of 2017 was $4.0 million, compared to $4.6 million in the comparable period in 2016.

For the first half of 2017, net loss attributable to common stockholders for the first half of 2016 was $8.2 million, an improvement of 16% over the comparable period loss of $9.7 million in 2016. Cash on hand and liquid investments at the end of the second quarter totaled $44.1 million.

“Our positive momentum from the first quarter continued in the second quarter with increased revenue, decreased operating costs and a reduced net loss,” said Raj Ketkar, President and CEO of Arcadia. “Together with our global partners, we continue to advance the key products from our yield trait and food ingredient platforms toward commercialization.”

Business and Technology Highlights

Arcadia made the following business and technical achievements in the second quarter of 2017:

•

SONOVA GLA Safflower Oil Approved For Use in Dog Food. After completing its review of Arcadia’s food additive petition, the FDA concluded that the data supports the safety and functionality of GLA safflower oil as a source of omega-6 fatty acids in dry food for adult dogs. The petition will be approved when the final rule is published in the Federal Register. This approval opens up an expanded opportunity for use SONOVA GLA safflower oil in pet nutrition and demonstrates Arcadia’s strong regulatory capabilities and commitment toward creating the greatest possible value for our entire product portfolio.

•

Eric J. Rey and Gregory D. Waller Join Arcadia Biosciences Board Of Directors. Eric J. Rey and Gregory D. Waller were elected at the company’s annual stockholders meeting to replace directors Vic Knauf, Ph.D and Rajiv Shah, M.D.  Additionally, the board of directors formally elected George F.J. Gosbee as its chair. Gosbee had served as interim chair of the board since November 2016.

Since the close of the second quarter, Arcadia has announced the following:

•

Arcadia and Dow AgroSciences to Collaborate on Improved Wheat Quality Trait.  Arcadia and DAS will jointly develop and commercialize a breakthrough improved wheat quality trait in North America. The collaboration leverages Arcadia's leading non-GM TILLING trait development platform with DAS’ enabling technology platforms, high-quality elite germplasm and global commercial channels.

•

HB4 Stress Tolerant Soybeans Complete US FDA Review. Through Verdeca, a joint venture with Bioceres, Arcadia completed the US FDA safety review for HB4 stress tolerant soybeans. This allows products derived from the trait to be used commercially in human food and animal feed. This is a major milestone in the development of this trait, which holds great promise for creating significant value for soybean growers by bringing yield stability to areas that experience chronic water stress problems.

•

Arcadia’s Water Use Efficiency Trait Completes US Food and Drug Administration Early Food Safety Evaluation (EFSE). The FDA’s EFSE concluded that the functional protein for the WUE trait, isopentenyl transferase (IPT), is safe for humans and animals and would not raise food safety concerns if present in the food supply. This approval is an assurance of safety for WUE crops currently under development and being tested in the field and will expedite the regulatory approvals for this trait. Greenhouse and field trials of the WUE trait have been completed in agronomic crops such as rice, wheat, cotton, peanuts and alfalfa, and Arcadia is currently working with collaborators in rice, potato, sugarcane, cotton and multiple tree species.

•

Amy Yoder Joins Arcadia Biosciences Board of Directors. Yoder is president and CEO of Anuvia Plant Nutrients and the former president and CEO of Arysta LifeScience. She received a bachelor’s degree in agricultural technology and systems management from Michigan State University, with an emphasis in crop and soil science.

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

($ in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	2016	Favorable / Unfavorable		2017	2016	Favorable / Unfavorable
			$	%			$	%
Total Revenues	991	721	270	37%	2,009	1,573	436	28%
Total Operating Expenses	4,728	5,010	282	6%	9,709	10,795	1,086	10%
Loss From Operations	(3,737)	(4,289)	552	13%	(7,700)	(9,222)	1,522	17%
Net loss and Net Loss Attributable to Common Stockholders	(4,006)	(4,551)	545	12%	(8,222)	(9,741)	1,519	16%

Revenues

In the second quarter of 2017, revenues were $991,000 compared to revenues of $721,000 in the second quarter of 2016, a 37 percent improvement. The quarter-over-quarter increase was driven by increased product sales and additional revenue from a new contract research agreement in 2017. In the first half of 2017, overall revenues increased to $2.0 million from $1.6 million primarily as a result of a new contract research agreement.

Operating Expenses

In the second quarter of 2017, operating expenses totaled $4.7 million, down from $5.0 million in the first quarter of 2016, a decrease of $282,000 or 6 percent. For the first half of 2017, operating expenses were $9.7 million, compared with $10.8 million during the same period in 2016. Cost of product revenues increased by $40,000 as a result of higher sales when comparing the respective six-month periods. Research and development (R&D) spending decreased by $926,000 and general and administrative (SG&A) expenses decreased by $200,000. Both expense categories had decreases driven primarily by lower salaries and benefits, mainly the result of workforce reductions made during 2016.

Net Loss and Net Loss Attributable to Common Stockholders

Net loss and net loss attributable to common stockholders for the second quarter of 2017 was $4.0 million, or a loss of $0.09 per share, a 12 percent improvement from the $4.6 million loss in the second quarter of 2016. Net loss and net loss attributable to common stockholders for the first half of 2017 was $8.2 million, compared to $9.7 million for the first half of 2016.

Liquidity

Following the close of the second quarter, in July 2017, the Company repaid its outstanding term loan with Silicon Valley Bank, including the principal balance of $25.0 million, interest of $148,000, an early prepayment fee of $500,000 and an end-of-term payment fee of $625,000. Due to the early termination of the facility, management estimates the company will save a total of $2.0 million in cash interest payments over the remaining term of the original facility.

Conference Call and Webcast

The company has scheduled a conference call for 4:30 p.m. Eastern (1:30 p.m. Pacific) today, August 10, to discuss second-quarter financial results and key strategic achievements.

Interested participants can join the conference call using the following numbers:

U.S. Toll-Free Dial-In:	+1-844-243-4690
International Dial-In:	+1-225-283-0138
Passcode:	58692729

A live webcast of the conference call will be available on the “Investors” section of the Arcadia’s website at www.arcadiabio.com. Following completion of the call, a recorded replay will be available on the company’s investor website.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release and the accompanying conference call contain forward-looking statements about the company and its products, including statements relating to components of the company’s long-term financial success; the company’s traits, commercial products, and collaborations; and the company’s ability to manage the regulatory processes for its traits and commercial products. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s and its partners’ ability to develop commercial products incorporating its traits and to complete the regulatory review process for such products; the company’s compliance with laws and regulations that impact the company’s business, and changes to such laws and regulations; and the company’s future capital requirements and ability to satisfy its capital needs.  Further information regarding these and other factors that could affect the company’s financial results is included in filings the company makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2016. These documents are available on the SEC Filings section of the “Investors” section of the company’s website at www.arcadiabio.com. All information provided in this release and in the attachments is as of the date hereof, and Arcadia Biosciences, Inc. undertakes no duty to update this information.

About Arcadia Biosciences, Inc.

Based in Davis, Calif., Arcadia Biosciences (Nasdaq: RKDA) develops agricultural products that create added value for farmers while benefitting the environment and enhancing human health. Arcadia’s agronomic performance traits, including Nitrogen Use Efficiency, Water Use Efficiency, Salinity Tolerance, Heat Tolerance and Herbicide Tolerance, are all aimed at making agricultural production more economically efficient and environmentally sound. Arcadia’s nutrition traits and products are aimed at creating healthier ingredients and whole foods with lower production costs. For more information, visit www.arcadiabio.com.

Arcadia Biosciences, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	June 30, 2017	December 31, 2016

Assets
Current assets:
Cash and cash equivalents	$13,438	$2,013
Short-term investments	30,740	48,547
Accounts receivable	432	349
Unbilled revenue	141	184
Inventories — current	286	252
Prepaid expenses and other current assets	1,480	877
Total current assets	46,517	52,222
Property and equipment, net	417	508
Inventories — noncurrent	1,153	1,327
Long-term investments	—	2,498
Other noncurrent assets	346	19
Total assets	$48,433	$56,574
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,834	$2,359
Amounts due to related parties	27	30
Notes payable — current	4,167	—
Unearned revenue — current	666	740
Total current liabilities	6,694	3,129
Notes payable — noncurrent	21,058	25,127
Unearned revenue — noncurrent	2,920	3,120
Other noncurrent liabilities	3,000	3,000
Total liabilities	33,672	34,376
Stockholders’ equity:
Common stock, $0.001 par value—150,000,000 and 400,000,000 shares authorized as of June 30, 2017 and December 31, 2016; 42,664,821 and 44,487,678 shares issued and outstanding as of June 30, 2017 and December 31, 2016	43	44
Additional paid-in capital	174,503	173,723
Accumulated deficit	(159,772)	(151,550)
Accumulated other comprehensive loss	(13)	(19)
Total stockholders’ equity	14,761	22,198
Total liabilities and stockholders’ equity	$48,433	$56,574

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Product	$195	$65	$400	$320
License	103	140	209	292
Contract research and government grants	693	516	1,400	961
Total revenues	991	721	2,009	1,573
Operating expenses:
Cost of product revenues	116	35	222	182
Research and development	1,669	2,216	3,492	4,418
Selling, general and administrative	2,943	2,759	5,995	6,195
Total operating expenses	4,728	5,010	9,709	10,795
Loss from operations	(3,737)	(4,289)	(7,700)	(9,222)
Interest expense	(365)	(327)	(704)	(654)
Other income, net	104	76	200	152
Net loss before income taxes	(3,998)	(4,540)	(8,204)	(9,724)
Income tax provision	(8)	(11)	(18)	(17)
Net loss and net loss attributable to common stockholders	$(4,006)	$(4,551)	$(8,222)	$(9,741)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.09)	$(0.10)	$(0.19)	$(0.22)
Weighted-average number of shares used in per share calculations:
Basic and diluted	42,664,821	44,308,245	43,572,936	44,274,508
Other comprehensive income, net of tax
Unrealized gains on available-for-sale securities	7	25	6	109
Other comprehensive income	7	25	6	109
Comprehensive loss attributable to common stockholders	$(3,999)	$(4,526)	$(8,216)	$(9,632)

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,222)	$(9,741)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	146	147
Gain on disposal of equipment	(3)	—
Net amortization of investment premium and discount	(65)	139
Stock-based compensation	760	393
Accretion of debt discount	99	98
Changes in operating assets and liabilities:
Accounts receivable	(83)	529
Unbilled revenue	43	(10)
Inventories	140	(19)
Prepaid expenses and other current assets	(603)	(670)
Other noncurrent assets	(327)	(67)
Accounts payable and accrued expenses	(525)	195
Amounts due to related parties	(3)	(4)
Unearned revenue	(274)	163
Net cash used in operating activities	(8,917)	(8,847)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	4	—
Purchases of property and equipment	(58)	(198)
Purchases of investments	(19,405)	—
Proceeds from sales and maturities of investments	39,785	12,205
Net cash provided by investing activities	20,326	12,007
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of debt issuance costs	—	(46)
Proceeds from exercise of stock options and ESPP purchases	16	273
Net cash provided by financing activities	16	227
Net increase in cash and cash equivalents	11,425	3,387
Cash and cash equivalents — beginning of period	2,013	23,973
Cash and cash equivalents — end of period	$13,438	$27,360
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$599	$474
Cash paid for income taxes	$1	$2
NONCASH INVESTING AND FINANCING ACTIVITIES:
Exchange of membership interest in unconsolidated entity for common stock	$2	$—
Stock option exercise cost included in accounts receivable	$—	$30

# # #